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                                                                   Exhibit 10.50


May 14, 2001



Mr. Richard Nanula
26901 Pacific Coast Highway
Malibu, California 90265

Dear Richard:

I am pleased to offer you the position of Executive Vice President, Finance, Strategy and Communications, salary grade E38, reporting to me. You will become Chief Financial Officer of Amgen Inc. on August 1, 2001.

Base Salary and Annual Incentive
--------------------------------

Your monthly salary will be $50,000. As an Executive Vice President, you will be eligible to participate in Amgen's Management Incentive Plan (the "MIP") pursuant to the terms of the MIP. Your annual target incentive opportunity will be 70% of your base salary earnings during the year. Your performance against pre-established goals and Amgen's performance will determine your actual incentive each year. We will guarantee a prorated 70% of your 2001 base salary earnings (dependent upon your start date in 2001) as a bonus for 2001 or the actual results from MIP, whichever is greater. You must be actively employed by Amgen on December 31, 2001 to receive the guaranteed payments for 2001.

Stock Options
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Subject to the approval of the Compensation Committee of the Amgen Board of
Directors, you will be granted an option to purchase 200,000 shares of Amgen's common stock at a price equal to 100% of the fair market value on the date of grant which will be the later of your start date or the date of approval by the Compensation Committee. This option shall be an incentive stock option to the extent permitted by law, with the balance being granted as a non-qualified stock option. This option shall be vested at a rate of 25% per year for four years, beginning one year from the date of grant, and the option will expire seven years from the date of grant, subject to earlier expiration in connection with the termination of your employment with Amgen. The option will be granted pursuant to, and in conformity with, the terms of Amgen's Amended and Restated 1991 Equity Incentive Plan.

In addition, you will also be eligible to receive additional stock options as part of Amgen's Periodic Stock Option Program (the "PSOP"). Grants under the PSOP are discretionary and are usually made in July of each year, as approved by Amgen's Compensation Committee. However, for 2001 and 2002, subject to approval by the Compensation Committee of Amgen's Board of Directors, Amgen will grant you an option to purchase 150,000 shares in each of these years. These options will be granted pursuant to, and in conformity with, the terms of the PSOP.
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These PSOP options will vest 20% per year for five years, beginning one year from the date of grant, and the options will expire seven years from the date of grant, subject to earlier expiration in connection with the termination of your employment with Amgen. You must be actively employed by Amgen on the PSOP grant date in each year to receive the PSOP grant for that year.

Restricted Stock
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In lieu of a signing bonus and the annual retention bonuses that we have previously discussed, Amgen will award you 85,000 shares of restricted stock under Amgen's Amended and Restated 1991 Equity Incentive Plan on the later of your start date or the date of approval by the Compensation Committee in consideration of your payment of the $.0001 per share par value of the restricted shares (the "Par Value Price"), in the aggregate amount of $8.50. This grant is being made for retention purposes and to tie your financial success to the financial success of our shareholders. This grant will vest as follows, contingent upon your being actively employed with Amgen on each vesting date:

     May 16, 2004       20,000 shares

     May 16, 2005       20,000 shares

     May 16, 2006       45,000 shares

Upon the termination of your active employment with Amgen, any unvested shares of restricted stock will be forfeited, except that upon termination of your employment due to your "Permanent and Total Disability," as defined below, or your death, then the vesting of the unvested shares of restricted stock will be accelerated so that all the restricted stock will be fully vested as of the date of termination. For the purposes of this provision, you shall have incurred a "Permanent and Total Disability" when such a disability has been certified by the Social Security Administration prior to the date of termination. Amgen will hold the certificates representing any unvested shares of restricted stock until the shares vest, at which time Amgen will issue you a certificate representing the vested shares. Upon the forfeiture of any of the restricted shares, Amgen will pay you an amount equal to the Par Value Price for each forfeited share.

Loan
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Within 30 days after your start date, Amgen will loan you $3,000,000 which will be evidenced by your unsecured promissory note. Interest will accrue on the loan at the rate of 5% and will be compounded and payable annually. Principal and any accrued and unpaid interest will be due and payable 9 years after the date the loan is made, subject to acceleration upon the termination of your employment with Amgen for any reason.

Termination
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If, within the first five years of your employment with Amgen, either: (i) Amgen terminates your employment without Cause, as defined below, or (ii) you resign your employment due to a reduction of your duties or your base salary or annual target incentive opportunity under the MIP, then you will be entitled to three years of base salary and target incentive paid monthly and health care coverage unless coverage is obtained from another employer, but only if you sign a general release form furnished to you by Amgen. If you intend to resign your employment for reduction of duties or compensation, you must notify the Company in writing. If Amgen fails to cure or remedy your reason for resignation within thirty (30) days of its receipt of your
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notification and you still choose to resign, you must do so within fifteen (15)
days of Amgen's failure to cure or remedy your reason. If you are also entitled to receive severance benefits under the Amgen Inc. Change of Control Severance Plan (the "COC Plan") on account of a termination covered by this provision, you will be paid the greater of the amount provided above or provided in the COC Plan, but not both amounts.

Solely for the purpose of this provision, "Cause" means (i) your conviction of a felony, (ii) the engaging by you in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties to Amgen, resulting, in either case, in material economic harm to Amgen, unless you believed in good faith that such conduct was in, or not contrary to, the best interests of Amgen, (iii) your material breach of any of the terms of this letter agreement or the Proprietary Information and Inventions Agreement or (iv) your failure to follow any lawful directive of Amgen's Chief Executive Officer with respect to your employment. For purposes hereof, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith.

Benefits
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You will also have the opportunity to participate in our comprehensive benefits program. Amgen's excellent health care plan currently includes medical, dental, and vision coverage for you and your eligible dependents. Amgen currently pays the major expense for these programs while staff members share through payroll deductions. Please be advised that in order for you and your dependents to be eligible for Amgen's medical coverage you must:

    1. Report to work at Amgen or another location to which you are required to travel and perform the regular duties of your employment.

    2. Contact the Amgen Benefit Center at Fidelity, 1-877-999-7779, to enroll within 31 days of your hire date.

    3.  Meet all other eligibility requirements under the plan.

Amgen's Retirement & Savings 401(K) Plan provides an opportunity for staff members to save up to 15% of their pay on a tax deferred basis. (Maximum statutory individual limit for 2001 will be $10,500). Amgen will also contribute to your 401(K) account to help you save for your future financial goals. The benefits, services and programs are summarized in the enclosed brochure called "A Guide to Your Pay and Benefits." You will also be eligible for Amgen's Supplemental (401K) Retirement Plan (the "SRP").

You will also be entitled to senior executive physicals, financial counseling and tax preparation services at the same level as all other Amgen senior executives. When you travel on Amgen business, you may travel first class, provided that you make arrangements for such travel with Amgen's designated travel agents and pursuant to Amgen's travel and business expense policies. You will be responsible for paying all applicable income and employment taxes on your Amgen compensation and benefits and will be subject to all income and employment tax withholding.

Required Documents
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Enclosed and included as part of this offer (Attachment) is information regarding Amgen's Proprietary Information and Inventions Agreement, the Immigration Reform & Control Act, and a packet of materials entitled
"Arbitration of Disputes - Amgen Inc." which includes a Mutual
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Agreement to Arbitrate Claims. This offer is contingent upon your completing the items described in the Attachment.

Employment At Will
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By signing this letter, you understand and agree that your employment with Amgen is at-will. Therefore, your employment can terminate, with or without Cause, and with or without notice, at any time, at your option or Amgen's option, and Amgen can terminate or change all other terms and conditions of your employment, with or without Cause, and with or without notice, at any time. This at-will relationship will remain in effect throughout your employment with Amgen Inc. or any of its subsidiaries, or affiliates. This letter, including the documents contained in the Attachment, constitutes the entire agreement, arrangement and understanding between you and Amgen on the nature and terms of your employment with Amgen. This letter supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter, including our prior letter agreement dated April 27, 2001. By executing this letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by your execution of this letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this letter. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both Amgen's Chief Executive Officer and you which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any Company policies, practices or patterns of conduct.

You have made an excellent impression on us. We are enthusiastic about you joining our executive management team and the contributions you can make to Amgen. Please retain the original offer letter for your records and return the signed copy and required documents to me. If you have any questions, please contact John Hillins in the office at (805) 447 -7456 or (805) 480-3519 at home.


Sincerely,

/s/ Kevin Sharer



/s/ Richard Nanula          5/15/01
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Signature of Acceptance      Date
Enclosures